Exhibit 23.1

MOEN AND COMPANY LLP

Securities Commission Building
PO Box 10129, Pacific Centre
Suite 1400 - 701 West Georgia Street
Vancouver, British Columbia Canada V7Y 1C6
Telephone: (604) 662-8899
Fax: (604) 662-8809
Email: moenca@telus.net

October 5, 2006

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our auditors' report dated June 12, 2006 covering the audited financial statements of Kinglake Resources Inc. as at April 30, 2006 and for the year ended April 30, 2006 included in the Post-Effective Amendment No.1 on Form SB-2 and related Prospectus of Kinglake Resources Inc. for the registration of shares of its common stock.

Yours very truly,

MOEN AND COMPANY LLP,

Moen and Company LLP